Exhibit 99.1

FOR IMMEDIATE RELEASE

	Media Contacts:	Tad Hutcheson
tad.hutcheson@airtran.com
678.254.7442

Arne Haak (Financial)		Judy Graham-Weaver
407.318.5187		judy.graham-weaver@airtran.com
678.254.7448

April 10, 2007

AIRTRAN HOLDINGS, INC., EXPECTS TO REPORT SMALL FIRST QUARTER PROFIT

ORLANDO, Fla. (April 10, 2007) – AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today is reporting the following information relating to the first quarter 2007:

•	First quarter revenue per available seat mile (RASM) is expected to be slightly better than our latest guidance of down 1-2 percent.

•	Non fuel cost per available seat mile (CASM) continues to improve and should decline in excess of our latest guidance of down approximately 3 percent in the quarter.

•	All in-fuel costs should be within a range of from $2.00 per gallon to $2.03 per gallon.

Commenting on the updated guidance Stan Gadek, AirTran’s senior vice president and chief financial officer said, “We are encouraged by our recent revenue and cost performance.” Gadek went on to say, “As a result of this improved performance, the company now expects to report a small profit for the first quarter.”

AirTran Airways, a Fortune 1000 company and one of America's largest low-fare airlines with more than 8,000 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America's youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

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Editor's note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.